Exhibit 99.1

NEWS RELEASE

DEL MONTE FOODS COMPANY ANNOUNCES

CLOSING OF TENDER OFFER FOR 8 5/8% NOTES

SAN FRANCISCO, October 16, 2009 — Del Monte Foods Company (NYSE:DLM) (the “Company”) previously announced that its wholly owned subsidiary Del Monte Corporation (“Del Monte”) had commenced a cash tender offer (the “Tender Offer”) for any and all of its 8 5/8% Senior Subordinated Notes due 2012 (the “Notes”), of which $450 million principal amount were outstanding at such time. In conjunction with the Tender Offer, Del Monte also solicited consents (the “Consent Solicitation” and together with the Tender Offer, the “Offer”) to adopt proposed amendments to the indenture under which the Notes were issued, dated as of December 20, 2002 (as supplemented to such date, the “Indenture”), that would eliminate substantially all restrictive covenants and certain event of default provisions contained in the Indenture. On October 1, 2009, the Company announced that as of 5:00 pm, New York City time, on September 30, 2009 (the “Consent Time”), $438,748,000 aggregate principal amount of the Notes had been validly tendered and not withdrawn, which represented approximately 97.5% of the outstanding aggregate principal amount of the Notes. Del Monte accepted for purchase and payment all of such tendered Notes.

The Company announced today that an additional $1,785,000 aggregate principal amount of Notes, or approximately 0.4% of the original outstanding aggregate principal amount of the Notes, were validly tendered and not withdrawn after the Consent Time but at or prior to 11:59 p.m., New York City time, on October 15, 2009 (the “Expiration Date”), pursuant to the Tender Offer. The Expiration Date marks the expiration of the Tender Offer. Del Monte accepted for purchase and payment all of such additional Notes.

The remaining $9,467,000 principal amount of the Notes that were not tendered and purchased pursuant to the Tender Offer currently remain outstanding and the holders thereof are subject to the terms of the Indenture, as amended by the terms of the Second Supplemental Indenture entered into on September 30, 2009 and effective October 1, 2009.

BofA Merrill Lynch and Barclays Capital served as joint Dealer Managers and Solicitation Agents and Global Bondholder Services Corporation served as Information Agent and Depositary for the Offer.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of tenders or consents with respect to, any Notes.

Company Information

About Del Monte Foods

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating approximately $3.6 billion in net sales in fiscal 2009. With a powerful portfolio of brands including Del Monte®, S&W®, Contadina®, College Inn®, Meow Mix®, Kibbles ’n Bits®, 9Lives®, Milk-Bone®, Pup-Peroni®, Meaty Bone®, Snausages® and Pounce®, Del Monte products are found in eight out of ten U.S. households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company visit the Company’s website at www.delmonte.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.™

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CONTACTS:

Media Contact Brandy Bergman/Robin Weinberg Sard Verbinnen (212) 687-8080	Analyst/Investor Contact Jennifer Garrison/Katherine Husseini Del Monte Foods (415) 247-3382 investor.relations@delmonte.com

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